[LETTERHEAD OF TROOP STEUBER PASICH REDDICK & TOBEY, LLP]

                               October 22, 1999

Brilliant Digital Entertainment, Inc.
6355 Topanga Canyon Boulevard, Suite 120
Woodland Hills, CA  91367

Ladies/Gentlemen:

         At your request, we have examined the Registration Statement on Form SB-2 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by Brilliant Digital Entertainment, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 2,040,000 shares of Common Stock of the Company and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the "Shares").

         We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Registration Statement, and receipt of the purchase price therefor as specified in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.

                                             Respectfully yours,

                                             /s/ Troop Steuber Pasich
                                             Reddick & Tobey, LLP

                                             TROOP STEUBER PASICH
                                             REDDICK & TOBEY, LLP